Dime Community Bancshares, Inc. Announces the Retirement of
Chief Retail Officer Terence J. Mitchell

Brooklyn, NY-April 15, 2016 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Banks of Williamsburgh (the "bank"), today announced that the bank's Executive Vice President ("EVP") and Chief Retail Officer, Terence J. Mitchell, has decided to retire effective June 30, 2016. His replacement has not yet been determined.
Mr. Mitchell has served as Executive Vice President and Chief Retail Officer since joining the bank in 2010.  Prior to joining the bank, he served as EVP and Senior Market Leader for Sovereign Bank's New York and New Jersey metropolitan division; and, prior to his tenure at Sovereign Bank, he served at Independence Community Bank for 33 years, rising to the position of EVP and President of Consumer Banking.
Vincent F. Palagiano, Chairman and CEO, commented, "Over the past several years, we have noted on numerous occasions our successful efforts in growing checking deposit balances, particularly among our business and commercial real estate customers, and Terry's contributions to this success have been significant. We are grateful that he concluded his accomplished retail banking career here at Dime, and wish him the best of luck in his retirement."
ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $5.03 billion in consolidated assets as of December 31, 2015, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279